Exhibit 10.1

35 CambridgePark Drive, 4th Floor Cambridge, MA 02140 syros.com

September 8, 2021

Jason Haas

Delivered via Email

Dear Jason:

On behalf of Syros Pharmaceuticals, Inc. (the “Company”), I am pleased to extend the following offer and set forth the terms of your employment with the Company:

1.    You will be employed to serve on a full-time basis as Chief Financial Officer, effective October 12, 2021. As Chief Financial Officer, you will report to the Company’s President and Chief Executive Officer, who is currently Nancy Simonian, and be responsible for leading all aspects of the Company’s finance, accounting, investor relations, real estate and financial planning initiatives, playing a key role in the Company’s strategic planning process, and such other duties as may from time to time be assigned to you by the Company.

2.    Your salary will be $440,000 per year, paid bi-weekly in arrears in accordance with the Company’s normal payroll processes and subject to tax and other withholdings as required by law. Such salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company. You will receive performance reviews in accordance with the Company’s standard practice for executive officers.

3.    You may participate in any and all bonus and benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible to participate in such programs as provided under (and subject to all provisions of) the plan documents governing those programs. Following the end of each fiscal year and subject to the approval of the Company’s Board of Directors or a committee of the Board of Directors (the “Board”), you will be eligible to receive a discretionary cash bonus award based on your individual and the Company’s performance during the applicable fiscal year as determined by the Company in its sole discretion. Your target bonus will be 40% of your base salary. You must be an active employee of the Company on the date bonuses are paid in order to be eligible for a discretionary bonus award. Future bonus eligibility will be based on the terms and conditions of the Company’s discretionary cash bonus program prevailing at that time. The bonus and benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time without advance notice.

4.    Without otherwise limiting the “at-will” nature of your employment, in the event your employment is terminated by the Company without Cause or by you for Good Reason, you shall be entitled to the base salary that has accrued and to which you are entitled as of the effective date of such termination, and further, subject to the conditions set forth in the second paragraph of this Section 5, the Company shall, for a period of nine (9) months following your termination date: (i) continue to pay you, in accordance with the Company’s regularly established payroll procedure, your base salary as severance; and (ii) provided you are eligible for and timely elect to continue receiving group medical insurance pursuant to the “COBRA” law, continue to pay the share of the premium for health coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage, unless the Company’s provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply. If, within the three months prior to a Change in Control or in the twelve months following a Change in Control, the Company terminates your employment without Cause or you resign for Good Reason, the Company, subject to the conditions set forth in the second paragraph of this Section 5, will: (a) extend the severance benefits described in (i) and (ii) above for an additional three months, such that the total severance benefit period shall be one (1) year; (b) pay you a lump sum amount equal to your target bonus in effect for the fiscal year in which your separation from employment occurs; and (c) accelerate the vesting of all unvested stock options held by you as of the date your employment is terminated such that 100% of such options shall become fully vested and exercisable effective as of such date.

Notwithstanding the foregoing, you will not be entitled to receive any severance benefits unless, within sixty (60) days following the date of termination, you (i) have executed a release of claims agreement in a form prescribed by the Company or persons affiliated with the Company (which will include a release of all releasable claims and non-disparagement and cooperation obligations). Any severance payments shall be paid, or commence on the first payroll period following the date the release becomes effective. Notwithstanding the foregoing, if the 60th day following the date of termination occurs in the calendar year following the calendar year of the termination, then the severance payments shall commence in such subsequent calendar year, and further provided that if such payments commence in such subsequent calendar year, the first such payment shall be a lump sum in an amount equal to the payments that would have come due since your separation from service.

For purposes of this Agreement, “Change in Control” means any transaction or series of related transactions (a) the result of which is a change in the ownership of the Company, such that more than 50% of the equity securities of the Company are acquired by any person or group (as such terms are defined for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) that does not own capital stock of the Company of the effective date of such change in control, (b) that results in the sale of all or substantially all of the assets of the Company, or (c) that results in the consolidation or merger of the Company with or into another corporation or corporations or other entity in which the Company is not the survivor (except any such corporation or entity controlled, directly or indirectly, by the Company).

“Cause” means: (a) your conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (b) you have (i) engaged in material dishonesty, willful misconduct or gross negligence, (ii) breached or threatened to breach either or both of the Non-Disclosure, Assignment and Non-Solicitation Agreement (as described below), (iii) materially violated a Company policy or procedure causing or threatening to cause substantial injury to the Company, and/or (iv) willfully refused to perform your assigned duties to the Company, following written notice by the Company of such breach, violation or refusal as set forth in (ii), (iii) and/or (iv) and a period of thirty (30) days to cure the same.

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“Good Reason” means the occurrence of one or more of the following without your written consent: (a) a material reduction in your authority, duties and/or responsibilities as compared to your authority, duties and/or responsibilities in effect immediately prior to the occurrence of the event (for example, but not by way of limitation, this determination will include an analysis of whether you maintain at least the same level, scope and type of duties and responsibilities with respect to the management, strategy, operations and business of the Company), (b) a material reduction in your base compensation as compared to your base compensation in effect immediately prior to the occurrence of the event, or (c) the relocation of your principal business location to a location more than 50 miles from your then-current business location; provided, however, that no such occurrence shall constitute Good Reason unless: (i) you give the Company a written notice of termination for Good Reason not more than ninety (90) days after the initial existence of the condition, (ii) the grounds for termination (if susceptible to correction) are not corrected by the Company within thirty (30) days of its receipt of such notice, and (iii) your termination of employment occurs within one (1) year following the Company’s receipt of such notice.

Subject to the approval of the Board or its designee, the Company will grant to you a stock option (the “Option”) for the purchase of 750,000 shares of common stock of the Company (“Common Stock”), at a price per share equal to the closing price of the Common Stock on the date of grant of such Option. The Option shall vest (i) as to 25% of the shares underlying the option on the one-year anniversary of your first day of employment, and (ii) as to the remaining shares underlying the option in equal monthly installments for the next 36 months thereafter, becoming fully vested on the fourth anniversary of your first day of employment, provided that you remain employed by us on the applicable vesting date. The Option will be granted pursuant to the inducement grant exception under NASDAQ Rule 5635(c)(4) and not pursuant to the Company’s 2016 Stock Incentive Plan or any other equity incentive plan of the Company, as an inducement that is material to your entering into employment with the Company. This Option shall also be subject to such other terms and conditions of the applicable Stock Option Agreement.

You may be eligible to receive such future long-term incentive awards as the Board shall deem appropriate.

5.    You will be required to execute a Non-Disclosure, Assignment and Non-Solicitation Agreement in the form attached as Exhibit A as a condition of employment. Upon your appointment by the Board of Directors as an “executive officer” of the Company, the Company will enter into an indemnification agreement with you in the form currently approved by the Board of Directors.

6.    Except as previously disclosed in writing to the Company, you represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

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7.    You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

8.    This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Similarly, except as set forth in Section 4, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

9.    This letter is intended to provide payments that are exempt from or compliant with Section 409A (as defined in Attachment A), and should be interpreted consistent with that intent.

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If you agree with the employment provisions of this letter, please sign the letter and exhibits, scan the signature pages and email to Lisa Roberts at lroberts@syros.com. If you do not accept this offer by September 8, 2021, this offer will be revoked.

Very Truly Yours,

By:	/s/ Nancy Simonian
Name:	Nancy Simonian
Title:	Chief Executive Officer

The foregoing correctly sets forth the terms of my

employment by Syros Pharmaceuticals, Inc.

/s/ Jason Haas	Date: 9/9/2021
Jason Haas

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Attachment A

Payments Subject to Section 409A

1)

Subject to this Attachment A, any severance payments that may be due under the letter agreement shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to you under the letter agreement, as applicable:

a)

It is intended that each installment of the severance payments under the letter agreement provided under the letter agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

b)

If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the letter agreement.

c)	If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

i)

Each installment of the severance payments due under the letter agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section l.409A-l (b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the letter agreement; and

ii)

Each installment of the severance payments due under the letter agreement that is not described in this Attachment A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six- month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A- 1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

2)

The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section l.409A-l (h). Solely for purposes of this Attachment A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Internal Revenue Code of 1986, as amended.

3)

The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the letter agreement (including this Attachment) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

Exhibit A

Non-Disclosure, Assignment and Non-Solicitation Agreement

NON-DISCLOSURE, ASSIGNMENT AND NON-SOLICITATION AGREEMENT

This Agreement is made by and between Syros Pharmaceuticals, Inc., a Delaware corporation (together with its subsidiaries, successors, and assigns, “Syros”), and Jason Haas (“you”). In consideration of your employment or continued employment by Syros, and other good and valuable consideration that you agree is fair and reasonable, you and Syros hereby agree as follows:

1.    Condition of Employment. You acknowledge that your employment and/or the continuation of that employment with Syros is contingent upon your agreement to sign and adhere to the provisions of this Agreement. You further acknowledge that the nature of Syros’ business is such that protection of its proprietary and confidential information is critical to its survival and success.

2.    Proprietary and Confidential Information.

(a)    You agree that all information and know-how, including negative know-how, whether or not in writing, of a private, secret or confidential nature concerning Syros’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of Syros. By way of illustration, but not limitation, Proprietary Information may include discoveries, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer, prospect and supplier lists, and contacts at or knowledge of customers or prospective customers of Syros. You will not disclose any Proprietary Information to any person or entity other than employees of Syros or use the same for any purposes (other than in the performance of your duties as an employee of Syros) without written approval by an officer of Syros, either during or after your employment with Syros, unless and until such Proprietary Information has become public knowledge without fault by you or anyone acting on your behalf. While employed by Syros, you will use your best efforts to prevent unauthorized publication or disclosure of any of Syros’ Proprietary Information.

(b)    You agree that all files, documents, letters, e-mails, text messages, instant messages, memoranda, notes, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible or intangible material containing Proprietary Information, whether created by you or others, which shall come into your custody or possession, shall be and are the exclusive property of Syros, to be used by you only in the performance of your duties for Syros and shall not be copied or removed from Syros’ premises except in the pursuit of the business of Syros. All such materials or copies thereof and all tangible property of Syros in your custody or possession shall be delivered to Syros, upon the earlier of (i) a request by Syros or (ii) immediately upon termination of your employment. After such delivery, you shall not retain any such materials or copies thereof or any such tangible property.

(c)    You agree that your obligation not to disclose or to use information and materials of the types set forth in paragraphs 2(a) and 2(b) above, and your obligation to return materials and tangible property set forth in paragraph 2(b) above, also extends to such types of information, materials and tangible property of customers of Syros or suppliers to Syros or other third parties who may have disclosed or entrusted the same to Syros or to you in the course of Syros’ business.

(d)    Notwithstanding the provisions of (a)-(c) above, nothing in this Agreement prohibits you from communicating with government agencies about possible violations of federal, state,

or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings. You are not required to notify Syros of any such communications; provided, however, that nothing herein authorizes the disclosure of information you obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

3.    Developments.

(a)    You will make full and prompt disclosure to Syros of all discoveries, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not, that are created, made, conceived or reduced to practice by you or under your direction or jointly with others during your employment by Syros, whether or not during normal working hours or on the premises of Syros (all of which are collectively referred to in this Agreement as “Developments”).

(b)    You agree to assign and do hereby assign to Syros (or any person or entity designated by Syros) all of your right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. This paragraph 3(b) shall not apply, however, to Developments that are wholly unrelated to the business or research and development conducted or planned to be conducted by Syros at the time such Development is created, made, conceived or reduced to practice and which are made and conceived by you (i) outside of normal working hours, (ii) other than on Syros’s premises, and (iii) not using Syros’ tools, devices, equipment or Proprietary Information. You understand that, to the extent this Agreement shall be construed in accordance with the laws of any state that precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 3(b) shall be interpreted not to apply to any invention which a court rules and/or Syros agrees falls within such classes. You also hereby waive all claims to moral rights in any Developments.

(c)    You agree to cooperate fully with Syros, both during and after your employment with Syros, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. You shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which Syros may deem necessary or desirable in order to protect its rights and interests in any Development. You further agree that if Syros is unable, after reasonable effort, to secure your signature on any such papers, any executive officer of Syros shall be entitled to execute any such papers as your agent and attorney-in-fact, and you hereby irrevocably designate and appoint each executive officer of Syros as your agent and attorney-in-fact to execute any such papers on your behalf, and to take any and all actions as Syros may deem necessary or desirable in order to protect its rights and interests in any Development under the conditions described in this sentence.

4.    Non-Solicitation. While you are employed by Syros and for a period of 12 months after the termination or cessation of such employment for any reason, you will not directly or indirectly:

(a)    Either alone or in association with others, solicit, divert, take away, or accept, or attempt to divert or take away, the business or patronage of any of the actual or prospective clients, customers, or business partners of Syros that were contacted, solicited, or served by Syros during the 12-month period prior to the termination or cessation of your employment with Syros, or about which you became aware and/or obtained confidential information as a result of your employment with Syros; or

(b)    Either alone or in association with others (i) solicit, induce or attempt to induce, any employee or independent contractor of Syros to terminate his or her employment or other engagement with Syros, or (ii) hire, or recruit or attempt to hire, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by Syros at any time during the term of your employment with Syros; provided that clause (ii) of this paragraph shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with Syros has been terminated for a period of six months or longer.

(c)    Extension. If you violate the provisions of any of the preceding paragraphs of this Section 4, you shall continue to be bound by the restrictions set forth in such paragraph until a period of 12 months has expired without any violation of such provisions.

(d)    Interpretation. If any restriction set forth in Section 4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be reformed and interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(e)    Change in Position. You acknowledge and agree that any change, whether material or immaterial, to the terms of your engagement, or your position, title, duties, salary, benefits, and/or compensation with Syros, shall not cause this Agreement to terminate and shall not affect Employee’s obligations under this Agreement, or affect the validity or enforceability of this Agreement.

5.    Other Agreements. You represent that, except as you has disclosed in writing to Syros, you are not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of your employment with Syros, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. You further represent that your performance of all the terms of this Agreement and the performance of your duties as an employee of Syros do not and will not conflict with or breach any agreement with any prior employer or other party to which you is a party (including without limitation any nondisclosure or non-competition agreement), and that you will not disclose to Syros or induce Syros to use any confidential or proprietary information or material belonging to any previous employer or others.

6.    United States Government Obligations. You acknowledge that Syros from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on Syros regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. You agree to be bound by all such obligations and restrictions that are made known to you and to take all action necessary to discharge the obligations of Syros under such agreements.

7.    Miscellaneous.

(a)    Equitable Remedies. The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of Syros and are considered by you to be reasonable for such purpose. You agree that any breach of this Agreement is likely to cause Syros substantial and irrevocable damage that is difficult to measure. Therefore, in the event of any such breach or threatened breach, you agree that Syros, in addition to such other remedies that may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement, without any requirement of bond, and you hereby waive the adequacy of a remedy at law as a defense to such relief.

(b)    Obligations to Third Parties. You acknowledge and represent that this agreement and your employment with Syros will not violate any continuing obligation you have to any former employer or other third party.

(c)    Disclosure of this Agreement. You hereby agree to disclose this Agreement to any future employers or potential employers prior to commencing any formal work relationship with such employers or potential employers, and authorize Syros to notify others, including but not limited to customers of Syros and any of your future employers or prospective employers or business associates, of the terms and existence of this Agreement and your continuing obligations to Syros hereunder.

(d)    Not Employment Contract. You acknowledge that this Agreement does not constitute a contract of employment, does not imply that Syros will continue your employment for any period of time, and does not change the at-will nature of your employment.

(e)    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, Syros may be merged or which may succeed to Syros’ assets or business; provided, however, that your obligations are personal and may not be assigned by you. You expressly consent to be bound by the provisions of this Agreement for the benefit of Syros or any subsidiary or affiliate thereof to whose employ you may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(f)    Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(g)    Waivers. No delay or omission by Syros in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by Syros on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(h)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of law provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a state or federal court located in the Commonwealth of Massachusetts and Syros and you each consent to the jurisdiction of such court. Syros and you each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement. If Syros prevails in any action, suit or other legal proceeding to enforce this Agreement, you will reimburse Syros for all costs, including reasonable attorney’s fees, it incurs in connection therewith.

(i)    Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between you and Syros relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by you and Syros. You agree that any change or changes in your duties, title, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(j)    Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

YOU HAVE THE RIGHT TO CONSULT WITH LEGAL COUNSEL PRIOR TO SIGNING THIS AGREEMENT. YOU ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ THIS AGREEMENT AND UNDERSTAND AND AGREE TO ALL OF ITS PROVISIONS.

WITNESS our hands and seals:

SYROS PHARMACEUTICALS, INC.

Date: September 8, 2021	By:	/s/ Gerald Quirk
Gerald Quirk
Chief Operations Officer

Date: 9/9/2021	EMPLOYEE

/s/ Jason Haas
Name: Jason Haas